Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3MEF of REalloys Inc. (the “Company”) for the years ended December 31, 2025 and 2024 of our report dated February 23, 2026 which includes an explanatory paragraph for the substantial doubt about the Company’s ability to continue as a Going Concern, relating to the consolidated financial statements for the years ended December 31, 2025 and 2024 listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

We also consent to the reference to Victor Mokuolu, CPA PLLC as experts in this Registration Statement on Form S-3MEF.

Houston, Texas
March 5, 2026